EXHIBIT 99.3

MPC CORPORATION

SUPPLEMENTAL DISCLOSURE FORWARD-LOOKING INFORMATION

CONDENSED CONSOLIDATED SUMMARIZED FINANCIAL FORECAST FOR THE THREE MONTHS ENDED DECEMBER 31, 2007 AND YEAR ENDED DECEMBER 31, 2008

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

The statements, other than statements of historical fact, included in this exhibit are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “could,” “should,” “continues,” or “believe,” or the negative or other variations thereof. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot provide assurance that such expectations will occur. Our actual future performance could differ materially from such statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially. Our Annual Report on Form 10-KSB/A for the year ended December 31, 2006 describes many of the significant factors that could cause actual results and events to differ materially and that constitute material risks to our business. You should carefully review the risk factors set forth in such Form 10-KSB/A, as well as those described in our Form 10-Q filings for the three months ended March 31, 2007, June 30, 2007 and September 30, 2007. Forward-looking statements apply only as of the date of this report; as such, they should not be unduly relied upon for current circumstances. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this report or those that might reflect the occurrence of unanticipated events.

Overview

MPC’s acquisition of Gateway’s Professional Business closed on October 1, 2007. As noted in Exhibit 99.2, we are not providing pro forma statement of operations for the combined MPC and Gateway Professional Business (the “Professional Business”), as the presentation of such information would require MPC to use forward looking information to fully describe the nature of the acquisition on a pro forma basis. Alternatively, we are providing the following unaudited condensed consolidated financial forecast to give additional information regarding management’s plans for the combined business going forward. Forward-looking information is being provided for the three month period from the closure of the transaction through December 31, 2007, and for the year ended December 31, 2008.

With the purchase of the Professional Business we have expanded our enterprise IT hardware business of providing products and services to customers in mid-sized businesses, government agencies and education organizations.  This acquisition has expanded our business in the education and state/local government markets in particular, resulting in a more balanced product mix less reliant on the federal government business.  In addition, the acquisition has expanded our product line to include new products, including a more competitive line of notebook PCs and convertible tablet PCs.

To successfully combine our existing operations with the newly acquired Professional Business, we set forth certain key initiatives, and for forecasting purposes made the following general assumptions in our forecast:

• Stable economic activity in the U.S. market, and in our industry over the projection period;
• Effective integration/combination of the Professional Business and MPC management teams;
• Successful transfer of financial, human resource, procurement, and other data from the Professional Business into our IT Systems ;
• Sufficient access to short-term liquidity through our commercial banking relationship;
• Ongoing vendor relationships, and improvement in the granting of vendor credit over the projection period;
• Successful integration of our sales efforts between our existing and new Professional Business sales teams;
• Successful integration of our product lines, continued ongoing research and development activities and integration of our manufacturing operations;
• Full integration of our customer care and support functions, and adequate management of our warranty obligations;
• Successful integration of our administrative and financial functions, including the combining of our various licensing and royalty functions;
• Retention of a substantial portion of our Professional Business customers (although we do anticipate a loss of certain customers due to the acquisition); and
• Sufficient utilization of the Gateway brand name until our license to use the name expires in September 2008, while building the MPC brand name in our various markets.

Condensed Consolidated Summarized Financial Forecast – Three Months Ended December 31, 2007

For the three months ended, in thousands	MPC Condensed
(unaudited)	Consolidated (1)	Professional Business	MPC
	(Forecasted, Rounded)	Standalone (2)	Standalone (3)
	31-Dec-07	31-Dec-06	31-Dec-06
Revenue	$ 192,200	$ 194,932	$ 73,331
Cost of revenue	164,700	182,928	68,130
Gross margin	27,500	12,004	5,201

Selling, general and administrative expense (4)	31,800	14,776	9,450
Depreciation and amortization	2,000	N/A	1,146
Operating income (loss) (5)	(6,300)	(2,772)	(5,395)
Other (income), expense
Interest expense, net	1,500	N/A	1,714
Gain on vendor settlements and other	-	N/A	(595)
Change in estimated fair value of derivative financial instruments	-	N/A	(21,556)

Net income (loss)	$ (7,800)	N/A	$ 15,042
Income (loss) per common share
Basic	$(0.20)	N/A	N/A
Diluted	$(0.20)	N/A	N/A

Cash used in operations	$ (24,200)	N/A	$ (11,557)
Cash used in investing activities	(1,600)	N/A	34
Cash provided by financing activities	37,200	N/A	14,285
Cash at the end of the period (6)	$ 24,300	N/A	$ 4,839

(See Notes and Significant Forecast Assumptions below)

Notes to Condensed Consolidated Summarized Financial Forecast – Three Months Ended December 31, 2007

(1) Represents forecasted MPC results of operations including the Professional Business from October 1, 2007 through December 31, 2007.

(2) Represents Professional Business revenues and direct expenses on a standalone basis in 2006. Derived from the Consolidated Statements of Revenues and Direct Expenses for the Professional Business for the year ended December 31, 2006 and nine months ended September 30, 2006. For line items marked “N/A”, amounts are not available from the Consolidated Statements of Revenues and Direct Expenses for the Professional Business, as it was operated as a segment of Gateway, Inc. during this period. Refer to Consolidated Statements of Revenue and Direct Expenses for further information in Exhibit 99.1 of this Form 8-K/A.

(3) Represents MPC results of operations on a standalone basis in 2006. Derived from the Condensed Consolidated Statement of Operations for MPC for the year ended December 31, 2006 and nine months ended September 30, 2006. Basic and diluted common shares for the quarter are not available.

(4) Note that the amounts presented for the Professional Business include only expenses directly attributable to the Professional Business, and excludes any allocation of costs and expenses which cannot be directly tied to the Professional Business.

(5) The amount presented for the Professional Business represents Excess of Direct Expenses over Revenues.

(6) Includes approximately $9,800 in restricted cash.

Condensed Consolidated Summarized Financial Forecast – Fiscal Year Ended December 31, 2008

For the Year Ended, in thousands	MPC Condensed
(unaudited)	Consolidated	Professional Business	MPC
	(Forecasted, Rounded)	Standalone (1)	Standalone
	31-Dec-08	31-Dec-06	31-Dec-06
Revenue	$ 931,800	$ 961,280	$ 284,971
Cost of revenue	786,300	888,813	254,394
Gross margin	145,500	72,467	30,577

Selling, general and administrative expense (2)	113,600	76,322	43,762
Impairment of acquired intangibles	-	-	19,484
Depreciation and amortization	8,500	N/A	6,368
Operating income (loss) (3)	23,400	(3,855)	(39,037)
Other (income), expense
Interest expense, net	6,900	N/A	5,259
Loss on debt extinguishment and other	-	N/A	10,136
Change in estimated fair value of derivative financial instruments	-	N/A	4,284
Tax expense	3,100	N/A	-
Net income (loss)	13,400	N/A	(58,716)
Income (loss) per common share
Basic	$ 0.34	N/A	$ (4.93)
Diluted	$ 0.26	N/A	$ (4.93)

Cash provided (used) in operations	$ 40,338	N/A	$ (22,283)
Cash used in investing activities	-	N/A	(80)
Cash provided by financing activities	(25,800)	N/A	23,305
Cash at the end of the period (4)	$ 38,900	N/A	$ 4,839

(See Notes and Significant Forecast Assumptions below)

Notes to Condensed Consolidated Summarized Financial Forecast –Year Ended December 31, 2008

(1) Represents Professional Business revenues and direct expenses on a standalone basis in 2006. For line items marked “N/A”, amounts are not available from the Consolidated Statements of Revenues and Direct Expenses for the Professional Business, as it was operated as a segment of Gateway, Inc. during this period. Refer to Consolidated Statements of Revenue and Direct Expenses for further information in Exhibit 99.1 of this 8-K filing.

(2) The amounts presented for the Professional Business include only expenses directly attributable to the Professional Business and excludes any allocation of costs and expenses which cannot be directly tied to the Professional Business.

(3) The amount presented for the Professional Business represents Excess of Direct Expenses over Revenues.

(4) Includes estimated restricted cash of approximately $20,000.

Summary of Significant Forecast Assumptions and Accounting Policies for the Three Months Ended December 31, 2007 and Year Ended December 31, 2008

These financial forecasts present, to the best of management's knowledge and belief, MPC’s anticipated results of operations for the forecast period based on available information. Accordingly, the forecast reflects our judgment as of December 4, 2007, the date of this forecast, of the expected conditions and our expected course of action. The assumptions disclosed in this Exhibit are those that management believes are significant to the forecast. There are often differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

We developed our forecasts for the combined MPC by estimating costs and expenses we would expect to incur to adequately support the significant increase in our revenue afforded by the Professional Business acquisition. The opportunity we envisioned in combining the Professional Business with the legacy MPC business was to bring MPC’s lower cost infrastructure, including our IT system and our generally lower labor costs, together with the Professional Business’ much larger revenue base to create a profitable and viable IT hardware business. Because the Professional Business was a segment of Gateway, Inc. prior to the acquisition and not a standalone business, our financial forecasts incorporate increases in costs and expenses department-by-department to support the combined business going forward. Since the size of our revenue base expanded approximately three times with the Professional Business acquisition from the revenue we achieved as a standalone entity in 2006, we believe we will be able to realize greater economies of scale and positive margins going forward that previously were unattainable. However, there can be no assurance that we will be able to create a profitable and viable IT hardware business.

Summary of Significant Accounting Policies

Our financial forecast was prepared on a basis consistent with the accounting principles expected to be used in the historical financial statements covering the prospective period. Please refer to the Summary of Significant Accounting Policies in the notes to the financial statements in our Form 10-KSB/A for the fiscal year ended December 31, 2007 as filed on April 6, 2007.

Revenue

While our business has expanded significantly with the acquisition of the Professional Business, on a combined basis both MPC’s revenues and Gateway Professional Business’ revenues have declined from 2005 to 2006, and to date in 2007 compared to 2006.  We expect this declining trend in revenue to continue through 2008, driven largely by lower unit volumes.

The Professional Business has seen the most declines in unit volume sales in its sales to the State and Local Government market, as well as the Education market. During 2006 and 2007, the Professional Business transitioned much of its manufacturing from a foreign market to Nashville, Tennessee. During the initial transition in late 2006, and for the next several months thereafter, the Professional Business’ on-time deliveries fell from 75% in the first quarter of 2007 to 44% in the second quarter of 2007. Delays in shipments resulted in the cancellation of a number of customer orders, and a decline in the number of Professional Business customers. Management believes that the delays in shipments, and uncertainties relating to the Professional Business, have caused approximately $70 million of revenue to potentially be lost in 2008. In addition, in 2005 and 2006, prior management of the Professional Business had entered in to a number of low margin contracts, which the Professional Business did not renew in 2007. The nonrenewal of contracts has resulted in lower revenues for the Professional Business, as well.

The MPC business, in turn, was hampered by significant liquidity constraints in 2005, 2006 and 2007, which hurt our ability to maintain our market share and meet certain customers’ expectations, especially in the commercial market. Our revenues declined from $367 million in 2005 to $285 million in 2006, and from $212 million for the first nine months of 2006 to $168 million for the first nine months of 2007.

Finally, our major competitors have significantly larger operations and stronger brand recognition than we do, and generally have stronger financial positions.  Consequently, the Professional Business and MPC have both struggled to compete in price competitive bidding situations with larger competitors, and have lost market share. Our acquisition of the Professional Business will help us to address our disadvantages in economies of scale.

We are not expecting significant changes to the average price we sell our products at, or in the mix of our sales amongst desktops, portables and server/storage over the projection periods. Both average price and mix are key components to our revenue.

Gross Margin

Materials used in our manufacturing process are expected to be readily available, and we have generally used average costing estimates of prices in the forecast period to forecast material costs. Many of the components procured by MPC are produced outside of the U.S., and are sold to manufacturers globally. As a result, at times certain components can be in short supply due to worldwide demand, causing us to procure product at higher than expected prices. For the remainder of 2007 and 2008, we expect to be able to obtain sufficient supplies of material to our plants, and estimate that the cost of those materials remain relatively flat as a percentage of our revenue. However, due to the uncertainties noted above, the realization of the forecast is sensitive to actual price increases. The pricing of our products depends in large part on the price we pay to procure product, and we are not always able to pass price increases on to our customers. For example, if a customer agreed to procure $10 million of product from us at fixed prices, and material components subsequently increased in price by three percent, our pretax earnings for that sale would decline by approximately $240 thousand. Because our business does not depend significantly on a concentration of just a few customers and fixed price contracts, we would not expect an average price increase for our components to have a direct, negative impact on our earnings over an extended period such as a year. However, material increases in the prices of more expensive components in our computer configurations, such as LCD panels, could negatively impact our margins over shorter periods such as a quarter.

Shipping and handling costs are also material to our costs, and are included in cost of revenue for all periods presented. Our products are shipped almost exclusively within the United States. Our shipping and handling costs assume that freight rates remain relatively constant throughout 2008 from current levels, and that shipment destinations will remain within the current shipping zones. Another significant component of our cost of revenue is labor, and as with freight, we assume our labor costs remain relatively constant throughout 2008 from current levels.

As discussed in prior SEC filings, we plan to continue to focus on gross margin improvement initiatives including reduction of our procurement and manufacturing costs, freight costs, product quality and product returns, and costs associated with customer evaluation units.  Through the sale of higher margin products, coupled with lower costs incurred for raw materials, gross margin for the standalone MPC business improved from 10.7% from the year ended December 31, 2006 to 13.9% for the nine months ended September 30, 2007.

In our 2008 forecast, we believe margins will be higher than those achieved in 2006 by MPC and the Professional Business separately. As mentioned above, MPC’s margins in 2006 were depressed primarily as a result of liquidity issues which we believe caused us to procure product at higher prices or otherwise on terms with vendors which were less favorable than terms we had enjoyed previously. The Professional Business’ gross margin in 2006 included a special warranty-related charge of approximately one percent of revenue. The Professional Business also accounted for costs incurred for technical support in cost of revenue, which in accounted for by MPC in selling, general and administrative expenses and averages approximately one percent of sales based on 2008 estimates. In addition, prior management of the Professional Business entered in to low margin contracts, which were not renewed in 2007. Our forecast for 2008 assumes a more normal course of operations for the combined business built on MPC’s systems and processes, which we believe are generally lower in cost than Gateway’s systems and processes.

We have also incorporated approximately $9 million (approximately one percent of revenue) in anticipated cost savings in cost of revenue in our 2008 forecast. We anticipate these cost savings to come from a number of sources, including improved efficiencies and cost savings anticipated through the ongoing rationalization and consolidation of our supply chain (in part through our recently announced strategic relationship with Flextronics), as well as cost savings to be achieved through more aggressive cost management of our customer care and support function and our freight and logistics department. We expect the timing of these cost savings to primarily occur in the latter half of 2008. Under the terms of our agreement with Flextronics, Flextronics Computing will provide MPC with supply chain consulting services and materials procurement services for its US-based PC business, and may include other services as agreed by the parties from time to time.

Credit terms extended by vendors impact our margins and cash flow, and we are currently seeking to expand credit lines with many of our current vendors, and obtain credit lines from vendors we have not previously done business with as a means to continue to fund our operations in the near term. Certain of these vendors have required letters of credit to secure credit lines, and since September 30, 2007 we have put letters of credit in place with four vendors, totaling $3.8 million. In our 8-K filing dated December 5, 2007, we announced that Flextronics will provide us with materials procurement services, expedite and negotiation services (“Procurement Services”), which we believe will assist our efforts to procure product from vendors, positively impacting our gross margin and liquidity. We have agreed to reimburse Flextronics for the actual cost payable to third parties for commodities acquired by Flextronics in connection with the Procurement Services. Additionally, we will reimburse Flextronics for the Procurement Services, based on the number of line items and resources required to carry out the Procurement Services, at cost +5%. Flextronics will provide MPC Computers with an initial credit line of $15 million, which is subject to review and adjustment to reflect any material change in our business or financial outlook..

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of administrative salaries and expenses, salaries and sales commissions for our sales force, as well as costs incurred to maintain our IT infrastructure and provide technical support to our customers. Our financial forecasts incorporate increases in costs and expenses for our Sales department, as well as sales commissions tied to commission schedules for various levels of sales and gross margin performance to support the combined business going forward.

Salaries for all departments represented in selling, general and administrative expenses are forecast on an individual basis, using expected rates in the forecast period. The largest component of technical support is also labor cost. We do not expect material increases to salaries in 2008 from those incurred in 2007 for any of our departments represented in selling, general and administrative expenses.

In our 2008 forecast, we have incorporated approximately $1million in anticipated cost savings in selling, general and administrative expenses coming from a number of sources, including improved efficiencies and cost savings in the manner in which we deliver technical support to our customers, and through rationalization of supporting costs and functions to the manufacturing operations, including our IT infrastructure costs.

Interest Expense

Our interest expense is directly tied to our need for short-term liquidity to manage customer production and deliveries, and is impacted by our utilization of our Wells Fargo Receivables Advance Facility to raise short-term funds. We anticipate utilizing our facility with Wells more significantly in late 2007 and early in 2008 and less so later in the year, as our operations begin to generate a greater amount of cash flow. On October 1, 2007, MPC-PRO and GCI (which was acquired by MPC-PRO in connection with the Professional Business), each entered into an Account Purchase Agreement with Wells Fargo. Under these agreements, MPC-PRO and GCI may assign to Wells Fargo, and Wells Fargo may purchase from MPC-PRO and GCI, Accounts (as defined in the Agreements). Wells Fargo will advance to MPC-PRO and GCI 90% of the value of the purchased Accounts. Wells Fargo may adjust the advancement percentage at any time in its commercially reasonable discretion, which could hamper our short-term liquidity. MPC-PRO and GCI will pay fees equal to the Wells Fargo Prime Rate (as defined in the Agreements), plus 0.75% per annum (the “Wells Fargo Discount”) multiplied by the total amount of Accounts purchased and not yet paid by MPC-PRO and GCI customers, computed daily. We have assumed an effective rate of 8.5% for the forecasted periods presented.

Change in Estimated Fair Value of Derivative Financial Instruments

We did not forecast an anticipated effect of a change in estimated fair value of derivative financial instruments for the forecast periods. The estimated fair value of our derivative financial instruments are impacted in part by changes in the market value of our common stock. We cannot reliably forecast changes in the estimated fair value of our derivative financial instruments. However, due to the conversion and exercise of a significant portion of our convertible debentures and warrants on October 1, 2007, we do not anticipate a significant impact of our derivative financial instruments on our results of operations for the forecasted periods.

Income Taxes

We have assumed an 40% effective rate on taxable income for federal and state income tax expense.

From our inception through October 1, 2007, we have generated losses for both financial reporting and income tax purposes. As a result, for tax purposes we have loss carryforwards to utilize against future periods, but they are limited to $967 per year due to the provisions of Section 382 of the Internal Revenue Service Code. For the year ended December 31, 2008, in addition to our loss carryforward limitation, taxable income may be reduced by all losses incurred in 2007 after the October 1, 2007 acquisition of the Professional Business.

Forecasted Basic and Diluted Earnings Per Share

On October 1, 2007, 33,784,590 shares of common stock were outstanding immediately after the acquisition of the Professional Business, the exercise of $1.10 warrants, and conversion of certain debentures and related accrued interest. Our forecasted income (loss) per share assumes 4,983,416 common shares are issued and outstanding from the conversion of the Series B Preferred Stock issued to Gateway in connection with the acquisition of the Professional Business and 925,904 shares of common stock are issued and outstanding from Series A Preferred Stock for the entire period presented. The Series B Preferred stock is subject to shareholder approval and such approval is expected to occur during the second quarter of 2008. A portion of the Series A Preferred Stock will convert to common stock upon the issuance of the conversion of Series B stock to common stock. Therefore, actual reported income (loss) per share will differ from this forecast due to the differences in the actual and assumed basic and diluted shares outstanding. In addition, while we believe shareholder approval of the conversion of the Series B Preferred Shares will be obtained, there is no assurance of the approval.

Common shares used to compute basic and diluted net income (loss) per share for the three months ended December 31, 2007 was 39,800,000. Potentially dilutive common shares were excluded in the computation of diluted loss per share because they had an anti-dilutive effect. Common shares used to compute basic and diluted net income per share for the year ended December 31, 2008 was 40,100,000 and 52,350,000, respectively. Potentially dilutive common shares included 11,605,021 shares from the assumed conversion of the remaining shares of Series A Preferred Stock.

Significant Changes in Financial Position and Cash Flow

During the fourth quarter of 2007, we expect an increase in accounts receivable from the operation and sales of the Professional Business, and generate cash through the liquidation of inventory procured in the transaction, as well as an increase in payables with vendors for the procurement of additional inventory going forward. During the fourth quarter, we generally expect our accounts receivable and inventory to turn over at the same rate as we have achieved on average in recent quarters, with our accounts payable turning more quickly as we work to establish credit lines with a number of new vendors, or expand credit lines with our existing vendors. As we establish credit lines, we have been required to prepay for certain components, or pay down our line with certain vendors more quickly than expected to accommodate additional purchases. The majority of our funding is anticipated to come through our Wells Fargo Receivables Advance Facility.

In 2008, we expect to generate positive cash flow from operations, as we continue to manage our balance sheet. We expect to fund more of our operations from cash generated from operations.